Exhibit 23.2

                      Consent of Independent Accountants


We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-84353) of Reckson Service Industries, Inc. of our report dated January 6, 2000 relating to the consolidated balance sheet as of December 31, 1998 and the related consolidated statements of operations, of redeemable convertible preferred stock and stockholders' equity (deficit) and of cash flows for each of the two years in the period ended June 30, 1998 and for the period July 1, 1998 to December 31, 1998 of VANTAS Incorporated, which appears in the Current Report on Form 8-K of Reckson Service Industries, Inc. dated February 28, 2000.

                                                /s/ PricewaterhouseCoopers LLP

New York, New York
February 28, 2000